UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2019

SYNERGY PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 2012

New York, New York 10170

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 297-0020

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

As previously announced, on December 12, 2018, Synergy Pharmaceuticals Inc., a Delaware corporation (the “Company”) and its wholly-owned subsidiary, Synergy Advanced Pharmaceuticals, Inc., a Delaware corporation (“Synergy Advanced” and together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”).

As previously announced, in connection with the commencement of the Chapter 11 Cases, on December 11, 2018, the Debtors entered into an asset purchase agreement, as amended (the “Asset Purchase Agreement”) with Bausch Health Companies, Inc. (“BH”) and its wholly owned subsidiary, Bausch Health Ireland Limited (“Purchaser”), pursuant to which Purchaser agreed to acquire substantially all of the Debtors’ assets and certain liabilities for an aggregate purchase price of approximately $185 million, minus the Cure Costs Deduction (as defined in the Asset Purchase Agreement) and the GTN Adjustment Amount (as defined in the Asset Purchase Agreement), net of any Deposit Funds (as defined below) and an amount in cash equal to the lesser of (x) $15 million and (y) the amount of severance obligations payable to certain eligible employees (other than executive officers) to the extent such obligations constitute administrative expenses in the Chapter 11 Cases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code (the “Stalking Horse Bid”).

At a hearing held on January 30, 2019, the Court entered an order (the “KEIP Order”) approving the implementation of the Debtor’s Key Employee Incentive Plan (the “KEIP”).

The KEIP provides five key employees of the Debtors with variable payouts based on the total value that a sale of substantially all the assets of the Debtor (the “Sale”) would yield.  Participants in the KEIP will only receive a payout under the KEIP (the “Threshold Level”) if a competing bidder participates at an auction and increases the total value that the Sale yields by approximately $14 million from the total amount of consideration offered by BH which represents the Stalking Horse Bid plus the expense reimbursement and break-up fee plus $5 million.  Payouts increase linearly between the Threshold Level and the turning point which is set at a $350 million purchase price, reflecting the estimated amount necessary to pay all creditors in full and to provide recoveries to equity holders above the market capitalization on or about December 12, 2018 (the “Turning Point”).  Payouts also increase linearly at a higher rate between the Turning Point and the maximum threshold which is set at a total value of $600 million (the “Maximum Threshold”).  The aggregate amount payable to all participants under the KEIP will not exceed $2,684,000 and no amounts will be paid if the Sale does not exceed the Threshold Level.  Troy Hamilton, Chief Executive Officer and Gary Gemignani, Chief Financial Officer of the Company, are participants in the KEIP and each is eligible for a bonus of up to $1,320,000 and $764,000, respectively, if the Maximum Threshold is achieved.

The foregoing description of the KEIP is qualified in its entirety by reference to the papers describing the KEIP filed on the docket of the Chapter 11 Cases with the Court.

Item 8.01              Other Events.

On February 4, 2019, the Company received notification from the Nasdaq Hearings Panel that it has granted the Company’s request for continued listing on the Nasdaq Stock Market, subject to compliance with certain conditions.

Cautionary Information Regarding Trading in the Company’s Securities.

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Chapter 11 Filings is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 Filings. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

A plan of reorganization or liquidation may result in holders of the Company’s capital stock receiving no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan can be confirmed notwithstanding its rejection by the Company’s equity securityholders and notwithstanding the fact that such equity securityholders do not receive or retain any property on account of their equity interests under the plan.

Information about the Chapter 11 process, as well as court filings and other documents related to the reorganization proceedings, is available through the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/Synergy or 855-388-4579. Information contained on, or that can be accessed through, such web site or the Court’s web site is not part of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY PHARMACEUTICALS INC.

Dated: February 5, 2019	By:	/s/ Troy Hamilton
Troy Hamilton Chief Executive Officer